Exhibit 99.1

Pandora to Acquire Ticketfly to Create World’s Most Powerful Music Discovery Platform
The leaders in music streaming and live events technology will come together to transform the music experience

OAKLAND, Calif. - October 7, 2015 - Pandora (NYSE:P), the world’s most powerful music discovery platform, today announced it has entered into an agreement to acquire Ticketfly, Inc., a leading live events technology company, to create the definitive music platform for connecting fans, artists and event promoters. The move is the latest step toward achieving Pandora’s mission to help artists find their audience and help listeners find the music they love-whether it’s coming through their earbuds or live on stage. Ticketfly provides ticketing and marketing software for approximately 1,200 leading venues and event promoters across North America and makes it easy for fans to find and purchase tickets to events.

The transaction is valued at approximately $450 million, subject to certain purchase price adjustments, with a nearly equal balance of cash and stock.

The combination of Pandora and Ticketfly will solve the longstanding problem of event discovery by seamlessly connecting Pandora’s nearly 80 million monthly active music fans to events they’ll love. This will enable artists and promoters to sell out more shows and will strengthen the bond between artists and their fans. The companies will also harness the power of their combined data to create new tools for music makers to increase their revenue and improve recommendations for fans to enhance their overall music experience.

“This is a game-changer for Pandora - and much more importantly - a game-changer for music,” said Brian McAndrews, chief executive officer at Pandora. “Over the past 10 years, we have amassed the largest, most engaged audience in streaming music history. With Ticketfly, we will thrill music lovers and lift ticket sales for artists as the most effective marketplace for connecting music makers and fans.”

Ticketfly was founded in 2008 by the team that pioneered online ticket sales and has become a major force in the live events industry. This year, Ticketfly was named one of Fast Company’s “Most Innovative Companies in Music.”

•	In 2014, Ticketfly sold 16 million tickets to more than 90,000 live events, generating more than $500 million in transaction volume and crossing the $1 billion mark in cumulative transaction volume.

•	Ticketfly powers more than 600 websites on behalf of its clients making it the leading provider of website technology to the live events industry.

•	An average of 14 million people visit ticketfly.com and its network of client sites each month.

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Ticketfly works with a marquee roster of tastemaker venues and promoters, including: the famed 9:30 Club in Washington, D.C., the 19,000-capacity Merriweather Post Pavilion in Maryland, Burning Man and the Pitchfork Music Festival.

•	Moving forward, Ticketfly will continue to support its music and non-music clients alike.

Pandora’s acquisition of Ticketfly takes the company beyond its Internet radio roots and builds on its progress to become an indispensable partner to music makers and create the leading data-enabled marketplace for artists and fans.

•	A year ago, Pandora launched its Artist Marketing Platform (AMP), a suite of tools to allow artists to understand, engage with and market to their fans.

•	Earlier this year, Pandora rolled out Artist Audio Messages, giving artists the opportunity to speak directly to fans through recorded messages.

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•	Pandora also acquired Next Big Sound to generate even more insights into artists, their fans and music trends.

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Recently, Pandora has increased its focus on live music, helping bands like the Rolling Stones and ODESZA to sell out shows. With its ability to identify and connect with fans, Pandora sold out tickets for the recent Rolling Stones tour in record time. Demand for ODESZA was so great that additional shows had to be added to the tour.

“Pandora’s entry into live events is a watershed moment for the music industry and will forever change the landscape for artists, promoters and fans,” said Andrew Dreskin, co-founder and chief executive officer of Ticketfly. “Ticketfly and Pandora are a perfect fit: two companies that are extraordinarily passionate about music and improving the experience for the entire ecosystem. The combination of Ticketfly and Pandora will be a marketing and event discovery powerhouse, giving venues and promoters unprecedented access to a massive and targeted audience of nearly 80 million music fans.”

Live events are growing at a rapid pace:

•	Top artists currently earn 80 percent of their revenue through touring.

•	Per capita spend on live music grew 65 percent from $29 in 2008 to $48 in 2014.[1]

•	North American concert ticket sales grew 22 percent since last year, fueling a rapidly growing industry now estimated at $6.2 billion.[2]

•	Music lovers often don’t know their favorite musician is in town. 40 percent of live event tickets go unsold, primarily due to lack of awareness.

“Live music is booming, and we can grow the number of shows being staged and tickets being sold,” added McAndrews. “Attending a live show is powerful, and we want to make it easier for all music fans to enjoy live music. By acquiring Ticketfly, we will bring live events more fully into the fold, enhancing the Pandora experience.”

ABOUT PANDORA
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | Pandora Blog | Pandora LinkedIn | @PandoraPulse

ABOUT TICKETFLY
Ticketfly is a technology company reimagining the live event experience for promoters and fans. Its powerful ticketing, digital marketing, and analytics software helps promoters book top talent, sell more tickets, and increase in-venue revenue, while its consumer tools help fans find and purchase tickets to great events. The company was co-founded in 2008 by Andrew Dreskin, co-founder of TicketWeb, the first company to ever sell tickets online. Since then, over 1,200 leading venues and promoters have partnered with Ticketfly to power their events, including Merriweather Post Pavilion, Forest Hills Stadium, the Brooklyn Bowl, and Pitchfork Music Festival. In 2015, Ticketfly was named one of Fast Company's "Most Innovative Companies in Music.

"SAFE HARBOR" STATEMENT
This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the completion of the acquisition of Ticketfly, and the timing of doing so, and the benefits to Pandora from the acquisition of Ticketfly. These forward-looking statements are based on Pandora's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, the failure or delay in the

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satisfying of closing conditions to the acquisition, difficulties in integrating the Ticketfly business, and other uncertainties associated with the acquisition of a new business, competitive factors; our ability to manage our growth; and general economic conditions worldwide. Further information on these factors and other risks that may affect the business are included in filings with the Securities and Exchange Commission (SEC) from time to time, including our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, particularly under the heading "Risk Factors."

These documents are available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at investor.pandora.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to Pandora, which assumes no obligation to update these forward-looking statements in light of new information or future events.

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Pandora Public Relations
Stephanie Barnes, 415.722.0883
sbarnes@pandora.com

Pandora Investor Relations
Dominic Paschel, 510.842.6960
investor@pandora.com

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[1] Source: MusicWatch, Inc
[2] Source: Pollstar

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